Exhibit 99

Contact:

Pippa Isbell
Vice President, Public Relations
Tel: +44 20 7921 4065
M: +44 (0)7775 703725
E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS LTD. ANNOUNCES APPOINTMENT OF PAUL
WHITE AS NEW PRESIDENT AND CEO

Hamilton, Bermuda, July 25, 2007.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 49 luxury hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced that Paul White, formerly the Company’s Chief Financial Officer, has been named the Company’s new President and Chief Executive Officer.

Mr. White, 42, will assume his responsibilities on August 10th, 2007.  He replaces Simon Sherwood, whose resignation was announced in February 2007.

Paul White has had a 21-year career in the lodging industry, 16 of which have been at Orient-Express Hotels.  He has been a hotel General Manager, a Financial Controller, a Regional Vice President with profit and loss responsibility for the Company’s operations across a third of the globe, and has served as Chief Financial Officer of the public Company.  He has a strong international background and extensive experience in acquisition and development projects.

James B. Hurlock, Chairman of the Board of Orient-Express Hotels, said, “After an extensive international search both within and outside the Company, the Board has unanimously determined that Paul White is the best possible choice as Chief Executive Officer.

“During the search period, Paul was offered an opportunity with another major organization; however, we are delighted that he has chosen to lead Orient-Express Hotels into its next stage of development.

“He has a thorough understanding of Orient-Express Hotels’ luxury lodging product and unique branding and marketing strategy.  He has deep experience in driving and managing growth of our hotel and tourist train operations.  He understands our Company and our people and he has a clear vision of how to take the Company forward to the next level of growth.  We are confident that he will lead the Company successfully in the achievement of that vision.”

“This is an exciting time in Orient-Express Hotels and I am delighted to take on the challenges of leading such a prestigious Company into its next phase of development,” said Paul White. “We are exceptionally well placed to take advantage of the opportunities currently afforded by the marketplace and by the appetite of discerning travellers for distinctive travel experiences.  I look forward to working with the Board to enhance the position of Orient-Express Hotels at the forefront of luxury tourism.”

Ends

Note to Editors:

Business History: Paul White

September 1991 to date: Orient-Express Hotels Ltd

•                  September 2005 - August 2007: Vice President and Chief Financial Officer

•      January 1999 - September 2005:  Vice President, Operations, Africa, Australasia & South America

•                  January 1995 - December 1998: Hotels Finance Director

•                  September 1991 - December 1994: International Financial Controller

September 1988 to September 1991: The Bell Inn, Aston Clinton, Buckinghamshire, UK

•                  Joined as Finance Director, after 9 months appointed Managing Director.

September 1986 to September 1988: Trusthouse Forte, UK

•                  Joined the graduate recruitment scheme in 1986 and spent eight months at the Reading Post House, working in all areas of the hotel. Subsequently appointed Financial Controller for THF’s Hemel Hempstead property, which in 1987 recorded the best results for a Post House. January 1988, appointed Deputy General Manager